Exhibit 10.2

Jason L. Read	Royal Bank of Canada
Commercial Account Manager	Knowledge Based Industries
Southwestern Ontario
30 Duke 5treetWest, 8th Floor
Kitchener,Ontario N2H 3WS

Phone: (519) 575-2296
Fax: (519) 575-2248
jason.read@rbc.com

August 15, 2013

Apex Systems Integrators Inc.
3170 Harvester Drive
Burlington, ON
L7N 3W8

Dear Sirs:

Your Credit Facilities with Royal Bank of Canada

We are writing with reference to your above credit facilities as set out in the Credit Agreement dated June 4, 2012{the "Agreement").

Our recent review reveals that Apex Systems Integrators Inc. was in default of the following covenants under the terms of the Agreement, for the fiscal quarter ended June 30, 2013.

FINANCIAL COVENANTS
Without affecting or limiting the right of the Bank to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of any demand or other discretionary facility the Borrower covenants and agrees with the Bank that the Borrower will:

    a)   maintain, to be measured as at the end of each fiscal quarter:"

       "i Commencing with the fiscal quarter ending April30 2012, Fixed Charge Coverage, calculated on a rolling four quarter basis for the fiscal quarter then ended and the immediately preceding  3 fiscal quarters, of not less than 1.25:1; and"

       ii. Commencing the fiscal quarter ending April 30, 2012, a ratio of Funded Debt to EBITDA, calculated on a rolling 4 quarter basis for the fiscal quarter then ended and the immediately preceeding 3 fiscal quarters, of not greater than 2.25:1.

We acknowledge and waive the default stated above and further waive compliance with these specific covenants for the fiscal period ending June 30th 2013 as well as waive these specific covenants up to and until the subject new loan agreement outlining / resetting go forward covenants have been put in place.

Further to our recent review and approvals, we further confirm that the approved go forward financial covenants are as follows:

       "i. Commencing with the fiscal year ending December 31, 2013, Fixed Charge Coverage, calculated on an annual consolidated basis for the fiscal year then ended, of not less than 1.15:1; covenant step up to 1.25:1as at March 31, 2014 and to be tested on a roiling four quarter basis thereafter "

      ii. Commencing the fiscal year ending December 31, 2013 , a ratio of Funded Debt to EBITDA, calculated on an annual consolidated basis for the fiscal year then ended of not greater than 3.0 : 1; covenant to be tested on a rolling four quarter basis thereafter.

As further confirmation, we hereby waive any covenant testing for the Q3 (September 30th, 2013) reporting period. The next financial covenant testing will occur as at the fiscal year ending December 31, 2013. Approvals have been provided on the basis of information presented thus far and for further clarification, "consolidated" referred to Decisionpont Systems consolidated financial results. We further expect to have the new amendment to loan agreement prepared and  presented within the next 3-4 business days.

We reserve all rights under the Agreement and reserve the right to demand payment of borrowings outstanding under the credit facilities in the event of other breaches  of the Agreement.

If you have any questions about your credit facilities or would like clarification of any of the above matters, please don't hesi ate co  tact us immediately at (519) 575-2296.

Yours truly,

Jason L. Read
Commercial Account Manager

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